EXHIBIT 23.1


                                November 15, 1999




Acxiom Corporation
P.O. Box 8180
1 Information Way
Little Rock, AR  72203

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on or about the date hereof by Acxiom Corporation (the "Company") for registration under the Securities Act of 1933, as amended (the "Act"), of 10,147,136 shares of the Company's common stock, $.10 par value per share (the "Shares"), to be offered in connection with the Company's Amended and Restated Key Associate Stock Option Plan (the "Plan").

         It is our opinion that all action necessary to register the Shares under the Act will have been taken when:

         a. The Registration Statement shall have become effective in accordance with the applicable provisions of the Act; and

         b. Appropriate action shall have been taken by the Board of Directors of the Company for the purpose of authorizing the registration of the Shares.

         It is our further opinion that the Shares will be, upon issuance against receipt of the purchase price therefore (as defined in the Plan), validly authorized, validly issued, fully paid and non-assessable. This opinion does not pass upon the matter of compliance with "Blue Sky" laws or similar laws relating to the sale or distribution of the Shares.

         We are members of the Arkansas Bar and express no opinion herein as to the laws of any other State except for our opinion as to the validity of the Shares under the Delaware General Corporation Law.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to our firm as are made therein.

                                             Very truly yours,

                                             /s/ FRIDAY, ELDREDGE & CLARK, LLP

                                             FRIDAY, ELDREDGE & CLARK, LLP

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